☐NEWS☐

FOR RELEASE: January 11, 2007

PetroHunter Energy Corporation Announces Restructuring of its Agreement with MAB Resources LLC and Announces Mezzanine Development Financing

Denver, Colo. – January 11, 2007 – PetroHunter Energy Corporation (OTC BB: PHUN) (“PetroHunter”) announced that effective January 1, 2007 it has entered into a new agreement with MAB Resources LLC ("MAB") which replaces the previous agreement between the parties. Under the new agreement, among other matters, MAB will assign its 50% working interest in all such properties to PetroHunter, which will increase PetroHunter's working interest from 50% to 100%. The properties total approximately 7.2 million net mineral acres.

Summary of Changes

•	PetroHunter's working interest in all its oil and gas properties is doubled (from 50% undivided interest in the properties to 100%);
•	PetroHunter's prior obligation to carry MAB for its 50% portion of the first $700 million in capital costs is eliminated;
•	PetroHunter's aggregate monthly payments for consulting services related to the existing properties is reduced to $250,000 from $600,000;
•	MAB's 3% overriding royalty is increased to 10%, half of which accrues but is deferred for three years.

The new agreement provides for the issuance of 50 million PetroHunter shares to MAB. MAB has the right and opportunity to receive up to an additional 50 million shares, to be held in escrow and released over a five-year period in specified numbers of shares that are tied to PetroHunter's performance in booking reserves. The Agreement provides for thresholds, beginning with the issuance of the first five million shares if and when PetroHunter achieves "Proved Reserves" (under U.S. Securities and Exchange Commission regulations) of 150 billion cubic feet of gas. All 50 million shares would be issued to MAB if and when PetroHunter books one trillion cubic feet of Proved Reserves by January 1, 2012. If

PetroHunter does not achieve one trillion cubic feet of Proved Reserves by that date, the balance of shares in escrow, if any, will be returned to PetroHunter.

Under the previous arrangement, PetroHunter and MAB each owned a 50% undivided working interest in ten separate projects covering approximately 220,000 net acres of oil and gas properties in Colorado, Utah and Montana, and approximately 7,000,000 net acres in Australia. The previous arrangement also required PetroHunter to carry MAB, on a project-by-project basis, for an amount of capital costs between $25 million and $50 million for each of the ten projects, and to pay consulting fees to MAB in the aggregate amount of $600,000 a month.

"The new agreement better positions PetroHunter to carry out our business plan as we move into an intensive exploration and development phase on several of our properties this year," commented Garry Lavold, PetroHunter’s President and Chief Operating Officer.

Mezzanine Financing

Immediately following the parties’ execution of the new agreement between PetroHunter and MAB, PetroHunter entered into a Credit and Security Agreement (the “Financing”) with Global Project Finance AG, a Swiss company, dated January 9, 2007, for mezzanine financing in the amount of $15 million. The loan provides for an interest rate of 6.75% over prime, and is to be secured by a first perfected lien on PetroHunter’s assets, limited to the specific portion of the assets to which the loan proceeds are applied by PetroHunter. PetroHunter plans to apply most of the proceeds of this loan to its drilling and development operations in the Piceance Basin, Colorado. The terms of the Financing also provide for the issuance of one million warrants of PetroHunter shares upon execution of the Credit Agreement, and up to an additional three million warrants, tied on a pro rata basis to each draw down of the credit facility up to $15 million – that is, warrants for 600,000 shares for each $3 million advanced. The warrants will be exercisable for five years after the date of the Credit Agreement. The exercise price of the warrants will be equal to 120% of the weighted average price of the PetroHunter stock for the 30 days immediately prior to each warrant issuance date. Global Project Finance AG and its controlling shareholder, Christian Russenberger, were shareholders of PetroHunter prior to the Credit Agreement.

About PetroHunter Energy Corporation

PetroHunter Energy Corporation, through the operations of its wholly-owned subsidiary, PetroHunter Operating Company, is a global oil and gas exploration and production company with primary assets consisting of an undivided 100% working interest in various oil and gas leases and related interests in oil and natural gas prospects, including approximately 220,000 net mineral acres in Colorado, Utah and Montana, and 7,000,000 net mineral acres in Australia.

MAB Resources LLC is the largest shareholder in PetroHunter. Marc A. Bruner is the controlling owner of MAB Resources LLC.

PetroHunter Energy Corporation shares trade in the United States on the Over-the-Counter Bulletin Board (OTC BB: PHUN).

Contacts:

PetroHunter Energy Corporation

Corporate Address

1875 Lawrence Street, Suite 1400

Denver Colorado 80202 USA

Phone (303) 572-8900, Fax (303) 572-8927

Kelly H. Nelson	Chairman and CEO
(801) 363-8303
Garry D. Lavold	President and COO

(303) 572-8900

Michael K. Lam	Corporate Development North America

(416) 303-8810

Alexander Hubbard-Ford	Corporate Development Europe

+44 (0) 79 8448 1541

Brad Long	Investor Relations

(866) 795-3436

(360) 332-4013

Investor Relations Contacts

United States	CTA Integrated Communications
Bevo Beaven	Vice President/General Manager

(303) 665-4200

United Kingdom	4C Burvale
Carina Corbett, John Carrick Smith	+44 (0) 20 7559 6710

Forward Looking Statements

Except for statements of historical fact, the information presented herein constitutes forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include general economic and business conditions, the ability to acquire and develop specific projects, the ability to fund operations and other factors over which PetroHunter Energy Corporation, or any of its subsidiaries, has little or no control.

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